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                                                                     EXHIBIT 8.1

                 [LETTERHEAD OF CROUCH & HALLETT APPEARS HERE]


(214) 953-0053

                                 July 14, 1997



Whole Foods Market, Inc.
601 N. Lamar Blvd., Suite #300
Austin, Texas  78703

Gentlemen:

     This will confirm that we have advised Whole Foods Market, Inc. and Nutrient Acquisition Corp. (the "Subsidiary") with respect to certain federal income tax aspects of the proposed merger of the Subsidiary into Amrion, Inc. ("Amrion"). Such advice formed the basis for the descriptions of the selected federal income tax consequences of the proposed merger appearing under the captions "Summary of Joint Proxy Statement/Prospectus--Federal Income Tax Consequences" and "The Merger--Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Such description does not purport to discuss all possible federal income tax ramifications of the proposed merger. With respect to the tax consequences which are discussed under the captions "Summary of Proxy Statement/Prospectus--Federal Income Tax Consequences" and "The Merger--Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus, we are of the opinion that the discussion correctly states the material federal income tax consequences of the proposed merger to the shareholders of Amrion and the applicable principles of existing law.

     We consent to the use of this letter as an exhibit to the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to this letter, as that term is used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   /s/Crouch & Hallett, L.L.P.